Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Transfix Holdings, Inc. on Form S-4 Amendment 2 File No. 333-260990 of our report dated October 25, 2021, with respect to our audits of the financial statements of Transfix, Inc. as of December 31, 2019 and for the year ended December 31, 2019, which report appears in the joint information statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

January 18, 2022